Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne Authorizes $1 Million Share Repurchase Program

OMAHA, Nebraska (November 12, 2008) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of digital and traditional cinema equipment and services, announced today that its Board of Directors has authorized the repurchase of up to $1 million of the Company’s common stock over the next 12 months.  The purchases will be made using the Company’s available cash.

John P. Wilmers, President and CEO, commented, “Current market conditions have created an environment for opportunistic share repurchases aimed at enhancing long term shareholder value.”

Pursuant to the Board’s authorization and subject to market conditions, the Company’s share price and other factors, Ballantyne may purchase shares from time to time in compliance with applicable securities laws and other legal requirements.  Ballantyne is not obligated to repurchase any particular amount of shares and the authorization may be suspended or discontinued at any time without prior notice.  Ballantyne has approximately 14,071,000 shares outstanding.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations

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CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com